Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Announces Quarterly Dividend

HAMPTON, Va., February 21, 2024 (PRNewswire) – Old Point Financial Corporation declared a quarterly cash dividend of $0.14 per share on its common stock to be paid on March 29, 2024 to shareholders of record as of March 6, 2024. The dividend amount is the same as the prior quarter’s dividend and based on the stock’s closing price of $17.10 on February 20, 2024, the annual dividend yield is approximately 3.3%.

ABOUT OLD POINT FINANCIAL CORPORATION

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

Contact:  Laura Wright, VP/Marketing Director, 757.728.1743